Exhibit 99.1

MasterCraft Reports Fiscal 2017 Second-Quarter and Year-To-Date

Results

Company Continues to Deliver Gross Margin and Earnings Gains

VONORE, Tenn. – February 9, 2017 – MasterCraft (NASDAQ: MCFT) today announced financial results for its fiscal 2017 second quarter ended January 1, 2017.

Highlights:

•	Company launches XT21, an agile new mid-sized multi-purpose crossover boat
•

Net sales for the second quarter declined 7.4 percent compared to the prior-year, while net sales year-to-date rose slightly to $111.8 million, up from $111.2 million in the prior-year period in line with the Company’s guidance

•	Gross margin rose 10 basis points to 27.9 percent for the second quarter, up from 27.8 percent in the prior-year period, and up 60 basis points year-to-date to 28.7 percent from a year earlier
•	Net income for the second quarter totaled $4.0 million, up from $1.9 million in the prior-year period; net income totaled $11.0 million for the year-to-date period up from $0.6 million a year earlier
•	Diluted and basic earnings per share grew to $0.22 for the second quarter, up from $0.10 a year earlier and up year-to-date to $0.59 per share compared to $0.03 in the prior-year period
•	Adjusted EBITDA, a non-GAAP measure, decreased for the second quarter to $9.0 million from $10.5 million and increased year-to-date to $22.3 million from $21.2 million a year earlier
•

Fully diluted pro forma Adjusted net income per share, a non-GAAP measure, declined to $0.26 for the second quarter, down from $0.33 a year earlier and grew year-to-date to $0.67 per share compared to $0.63 in the prior-year period

•	Second-quarter cash conversion cycle was 5.7 days, improved from 6.2 in the year-earlier period

Terry McNew, MasterCraft’s President and Chief Executive Officer, commented, “We were pleased to see low double-digit growth in retail demand during the first half of our fiscal year. Market reception for our recently released XT20 has been strong, and the second-quarter launch of the XT21 will allow this series to continue setting the new industry standard in premium features and performance for towboat activities. In the first half of 2017, we continued our solid operational performance delivering gains in gross margins, net income and earnings per share, as well as improving on our already outstanding working capital management. Lower shipments to dealers in the second quarter of 2017 were in line with our expectations and reflected the timing of production compared to the prior year, as well as efforts to manage retailer pipeline inventories.”

Second-Quarter Results

Net sales for the second quarter ended January 1, 2017, decreased $4.1 million or 7.4 percent, to $51.1 million from $55.2 million for the prior-year period. The decline was due to a reduction in unit sales volume of 65 units, or 9.3 percent, partially offset by an increase of

2.2 percent in net sales per unit due to price gains and increased sales of higher content option packages.

Gross profit for the second quarter, decreased $1.1 million, or 7.0 percent, to $14.3 million, compared to $15.4 million in the prior-year period due to lower sales volume and overhead absorption associated with lower unit production. Gross margin rose slightly to 27.9 percent from 27.8 percent for the prior-year period resulting primarily from increased sales of higher content option packages which increased average gross profit per unit by 2.6 percent.

Said McNew, “We continued to grow our gross margin delivering second-quarter gains for the sixth quarter in a row. While international markets continue to present challenges—an industry-wide trend that’s not unique to MasterCraft—domestic demand for our boats remains solid. Across the organization, we’re intently focused on delivering profitable, sustainable market share growth, and driving efficiency in every area of the business.”

Selling and marketing expense decreased $0.5 million, or 15.2 percent, to $2.4 million for the second quarter ended January 1, 2017 compared to the year-earlier quarter. General and administrative expense totaled $4.8 million versus $9.6 million for the prior-year period. This decrease resulted mainly from a $6.6 million decrease in stock-based compensation costs, partially offset by higher litigation costs and medical insurance costs.

Fiscal second-quarter net income totaled $4.0 million, up from $1.9 million in the year-earlier quarter. Adjusted net income decreased to $4.9 million, or $0.26 per share, on a pro forma, fully diluted weighted average share count of 18.7 million shares. This compares with Adjusted net income of $6.2 million, or $0.33 per share, in the prior-year period. The decline was primarily due to higher medical insurance costs and reduced overhead absorption associated with lower unit production.

EBITDA increased to $7.9 million from $3.6 million in the prior-year period primarily due to a $6.6 million decrease in stock-based compensation costs. Adjusted EBITDA margin declined 150 basis points to 17.6 percent, from 19.1 percent in the prior-year period, primarily due to higher medical insurance costs.  Adjusted EBITDA was $9.0 million, a 14.5 percent decrease from $10.5 million in the prior-year period. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

Year-To-Date Second-Quarter 2017 Results

Net sales for the fiscal year-to-date ended January 1, 2017, increased $0.6 million or 0.5 percent, to $111.8 million from $111.2 million for the prior-year period. The increase was primarily due to an increase in our net sales per unit, which increased by 2.7 percent due primarily to price increases, as well as increased sales of higher content option packages, partially offset by a reduction in unit volume of 29 units, or 2.1 percent.

Gross profit for the fiscal year-to-date ended January 1, 2017, increased $0.9 million, or 2.9 percent, to $32.1 million, compared to $31.2 million in the prior-year period. Gross margin rose to 28.7 percent from 28.1 percent for the prior-year period resulting primarily from increased sales of higher content option packages which increased average gross profit per unit by 5.1 percent.

Selling and marketing expense decreased $0.9 million, or 16.1 percent, to $4.5 million for the fiscal year-to-date ended January 1, 2017, compared to the year-earlier period. This decrease resulted mainly from reduced spending on the MasterCraft Throwdown event as well as reductions in selling and marketing expenditures tied to the timing of new product launch activity. General and administrative expense totaled $8.9 million versus $18.9 million for the prior-year period. This decrease resulted mainly from a $11.9 million decrease in stock-based compensation costs, partially offset by higher litigation costs and medical insurance costs.

Fiscal year-to-date net income totaled $11.0 million, up from $0.5 million in the year-earlier period, reflecting reduced stock-based compensation costs recorded in the prior year. Adjusted net income increased to $12.5 million, or $0.67 per share, on a pro forma, fully diluted weighted average share count of 18.7 million shares. This compares favorably with Adjusted net income of $11.9 million, or $0.63 per share, in the prior-year period.

EBITDA increased to $20.3 million from $5.1 million in the prior-year-to-date period. Adjusted EBITDA margin increased 90 basis points to 20.0 percent, from 19.1 percent in the prior-year-to-date period. Adjusted EBITDA was $22.3 million, a 5.3 percent increase from $21.2 million in the prior year. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

In December 2016, MasterCraft completed two secondary offerings for a total of 2,995,000 shares of its common stock held by affiliates of Wayzata Investment Partners. The public offering price for the first offering consisting of 1,495,000 shares was $13.35 per share which included 195,000 shares sold pursuant to the underwriters’ exercise of its over-allotment option.  The public offering price for the second offering consisting of 1,500,000 shares was $13.45 per share. No shares were sold by the Company in either offering, and the Company did not receive any proceeds from the sale of any of the shares. As a result of the recent offerings,  Wayzata Investment Partners ownership percentage of our common stock has dropped below 10 percent.

Key Milestones

MasterCraft continued to advance its strong product introduction pipeline, unveiling the all-new XT21, an agile, mid-sized, multi-purpose crossover boat. Building on the success of the recently released XT20 model, the XT21 is MasterCraft’s latest addition to its new do-everything XT crossover boats that deliver premium comfort and performance at a more affordable price.

The new XT21 is a middleweight crossover boat that is easy to transport and operate and can accommodate a crew of 14. The all-new hull on the XT21 delivers responsive handling with minimum bow rise and improves performance in every on-water activity-from large wakes, to endless waves and smooth skiing.

Said McNew, “Like all MasterCraft boats, the optional award-winning Gen 2 Surf System has been custom designed for the new hull to create three zones of perfectly sculpted and sizeable curling surf waves. The XT21 also can be outfitted with the revolutionary Dockstar Handling System, an innovative flanking rudder system that makes maneuvering in tight spots and crowded marinas a breeze. Moreover, customers have the option of adding our new ‘Cool Feel’ vinyl that stays cool to the touch even after extended exposure to direct sunlight—which is an industry first.”

Continued McNew, “In terms of financial discipline, we continue to deliver best-in-class working capital management. Our combined balance of trade receivables and inventories was $13.8 million at the end of our fiscal 2017 second quarter compared to $16.2 million at the end of fiscal 2016. We also continue to improve on our already outstanding cash conversion cycle days which runs in the single digits compared to a watercraft industry average of 55 days. Superior working capital management affords opportunities to enhance shareholder return in a variety of ways and is a hallmark of a well-managed company.”

Outlook

Concluded McNew, “MasterCraft has delivered a solid fiscal 2017 first half with net sales and EBITDA growth in line with our expectations and we’re optimistic about the future. We remain committed to our five-pronged growth strategy: developing new and innovative products; further penetrating the entry-level and mid-line segment of the performance sport boat category; capturing share from adjacent boating categories; strengthening our dealer network; and driving margin expansion through continuous operational excellence.”

For the fiscal year ending June 30, 2017, MasterCraft reiterates its forecast for net sales growth in the low- to mid-single digits and continued growth in Adjusted EBITDA margin with a forecast in the low 19 percent range. Net sales growth will result in continued growth in net income, EBITDA and Adjusted net income, despite increased interest expense due to the refinancing completed in the fourth quarter of fiscal 2016.

Conference Call and Webcast Information

MasterCraft will host a live conference call and webcast to discuss fiscal second-quarter results today, February 9, 2017, at 5:00 p.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 56842472. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 56842472. The audio replay will be available beginning at 8 p.m. ET on Thursday, February 9, 2017, through 11:59 p.m. ET on Thursday, February 23, 2017.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is the parent of MasterCraft Boat Company, a world-renowned innovator, designer, manufacturer, and marketer of premium performance sport boats. Founded in 1968, MasterCraft has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same – to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2017 outlook and key growth initiatives; and our anticipated financial performance for fiscal 2017.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2016, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement MasterCraft’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for MasterCraft's financial results prepared in accordance with GAAP.

Contacts:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillacrt.com

Results of Operations for the Three and Six Months Ended January 1, 2017

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	January 1,	December 27,	January 1,	December 27,
	2017	2015	2017	2015

Net sales	$51,134	$55,203	$111,823	$111,184
Cost of sales	36,848	39,838	79,728	79,980
Gross profit	14,286	15,365	32,095	31,204
Operating expenses:
Selling and marketing	2,444	2,882	4,498	5,359
General and administrative	4,776	9,647	8,869	18,934
Amortization of intangible assets	27	56	54	111
Total operating expenses	7,247	12,585	13,421	24,404
Operating income	7,039	2,780	18,674	6,800
Other expense:
Interest expense	512	44	1,123	1,008
Change in common stock warrant fair value	—	55	—	3,401
Income before income tax expense	6,527	2,681	17,551	2,391
Income tax expense	2,496	811	6,537	1,844
Net income	$4,031	$1,870	$11,014	$547

Earnings per common share:
Basic	$0.22	$0.10	$0.59	$0.03
Diluted	$0.22	$0.10	$0.59	$0.03
Weighted average shares used for computation of:
Basic earnings per share	18,592,936	17,998,796	18,592,372	17,131,295
Diluted earnings per share	18,605,078	18,606,884	18,598,841	17,824,985

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	January 1,	June 30,
	2017	2016
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,366	$73
Accounts receivable — net of allowances of $95 and $65, respectively	2,464	2,966
Income tax receivable	581	5
Inventories	11,365	13,268
Prepaid expenses and other current assets	2,022	1,780
Total current assets	22,798	18,092
Property, plant and equipment — net	13,318	13,826
Intangible assets — net	16,696	16,750
Goodwill	29,593	29,593
Deferred debt issuance costs — net	542	601
Deferred income taxes	1,399	3,501
Other	170	170
Total assets	$84,516	$82,533
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$11,685	$13,112
Income tax payable	359	1,108
Accrued expenses and other current liabilities	20,433	22,276
Current portion of long term debt, net of unamortized debt issuance costs	4,772	7,885
Total current liabilities	37,249	44,381
Long term debt, net of unamortized debt issuance costs	41,954	44,342
Unrecognized tax positions	2,496	2,189
Total liabilities	81,699	90,912
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,636,541 shares at January 1, 2017 and 18,591,808 shares at June 30, 2016	186	186
Additional paid-in capital	112,557	112,375
Accumulated deficit	(109,926)	(120,940)
Total stockholders' equity (deficit)	2,817	(8,379)
Total liabilities and stockholders' equity (deficit)	$84,516	$82,533

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Three Months Ended			Six Months Ended
	January 1,	December 27,	%	January 1,	December 27,	%
	2017	2015	Variance	2017	2015	Variance
	(Unaudited)
	(Dollars in thousands)
Unit volume:
MasterCraft	631	696	(9.3)%	1,349	1,378	(2.1)%
Net sales	$51,134	$55,203	(7.4)%	$111,823	$111,184	0.6%
Net sales per unit	$81	$78	2.2%	$83	$81	2.7%
Gross margin	27.9%	27.8%		28.7%	28.1%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including change in common stock warrant fair value, fees and expenses related to the Company’s initial public offering and follow on offering and our stock-based compensation. We define Adjusted net income as net (loss) income adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including change in common stock warrant fair value, fees and expenses related to the Company’s initial public offering and follow-on offering, our stock-based compensation and an adjustment for income tax expense at a normalized annual effective tax rate. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of sales. Adjusted EBITDA, Adjusted net income and Adjusted EBITDA margin are not measures of net (loss) income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as “GAAP.” Adjusted EBITDA and adjusted net income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income (loss) or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures. We believe Adjusted net income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our ongoing operations. Adjusted EBITDA and Adjusted net income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted net income and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to similarly titled measures of other companies, including companies in our industry.

The following table sets forth a reconciliation of Adjusted EBITDA to net income as determined in accordance with GAAP for the periods indicated:

	Three Months Ended		Six Months Ended
	January 1, 2017	December 27, 2015	January 1, 2017	December 27, 2015
	(Unaudited)
	(Dollars in thousands)
Net income	$4,031	$1,870	$11,014	$547
Income tax expense	2,496	811	6,537	1,844
Interest expense	512	44	1,123	1,008
Depreciation and amortization	825	842	1,622	1,667
EBITDA	7,864	3,567	20,296	5,066
Change in common stock warrant fair value(a)	—	55	—	3,401
Transaction expense(b)	5	—	59	124
Litigation charge(c)	944	102	1,653	376
Stock-based compensation	186	6,805	305	12,229
Adjusted EBITDA	$8,999	$10,529	$22,313	$21,196
Adjusted EBITDA margin(d)	17.6%	19.1%	20.0%	19.1%

(a)	Represents non-cash expense related to changes in the fair market value of our common stock warrant.
(b)	Represents fees and expenses associated with our secondary offering, follow-on offering and initial public offering.
(c)	Represents legal and advisory fees related to our litigation with Malibu Boats, LLC.
(d)	We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales.

The following table sets forth a reconciliation of Adjusted net income to net income as determined in accordance with GAAP for the periods indicated:

	Three Months Ended		Six Months Ended
	January 1, 2017	December 27, 2015	January 1, 2017	December 27, 2015
	(Unaudited)
	(Dollars in thousands, except for share and per share amounts)
Net income	$4,031	$1,870	$11,014	$547
Income tax expense	2,496	811	6,537	1,844
Change in common stock warrant fair value(a)	-	55	-	3,401
Transaction expense(b)	5	-	59	124
Litigation charge(c)	944	102	1,653	376
Stock-based compensation	186	6,805	305	12,229
Adjusted net income before income taxes	7,662	9,643	19,568	18,521
Adjusted income tax expense(d)	2,758	3,471	7,044	6,668
Adjusted net income	$4,904	$6,172	$12,524	$11,853

Pro-forma Adjusted net income per common share
Basic	$0.26	$0.34	$0.67	$0.66
Diluted	$0.26	$0.33	$0.67	$0.63
Pro-forma weighted average shares used for the computation of:
Basic Adjusted net income per share(e)	18,593,296	17,999,244	18,593,296	17,999,244
Diluted Adjusted net income per share(e)	18,711,764	18,948,050	18,695,528	18,948,050

(a)	Represents non-cash expense related to changes in the fair market value of our common stock warrant.
(b)	Represents fees and expenses associated with our secondary offering, follow-on offering and initial public offering.
(c)	Represents legal and advisory fees related to our litigation with Malibu Boats, LLC.
(d)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 36.0 percent for the periods presented.
(e)

The weighted average shares used for computation of pro-forma diluted earnings per common share gives effect to the 43,245 shares of restricted stock awards, the 42,586 performance stock units granted under the 2015 Incentive Award Plan during the three months ended January 1, 2017 and 32,637 shares for the dilutive effect of stock options.  The average of the prior quarters is used for computation of the six month ended periods.

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